 New York Life Investments Trust 485BPOS

Exhibit (h)(3)(a)

AMENDMENT TO EXPENSE LIMITATION AGREEMENT

This amendment to the Expense Limitation Agreement dated as of June 29, 2022, as amended and restated August 28, 2024 (the “Agreement”), by and between New York Life Investments Active ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund” and, collectively, the “Funds”), and New York Life Investment Management LLC, a Delaware limited liability company (the “Advisor”) is effective as of February 14, 2025.

WHEREAS, the Advisor and the Trust desire to amend Schedule A of the Agreement to reflect the name change for NYLI MacKay ESG High Income ETF to NYLI MacKay High Income ETF.

NOW, THEREFORE, the parties agree that Schedule A of the Agreement is hereby amended and restated in the form of Schedule A attached hereto.

This Amendment, the Agreement, and the attachments to this Amendment constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment should be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and each of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers effective as of the date set forth above.

NEW YORK LIFE INVESTMENTS ACTIVE ETF TRUST		NEW YORK LIFE INVESTMENT MANAGEMENT LLC

By:	/s/ Jack R. Benintende	By:	/s/ Kirk C. Lehneis
Name: Jack R. Benintende		Name: Kirk C. Lehneis
Title: Vice President		Title: Senior Managing Director

SCHEDULE A

To

EXPENSE LIMITATION AGREEMENT

(As of February 14, 2025)

Funds and Operating Expense Limits

Fund	Operating Expense Limit	Effective Date

NYLI CBRE Real Assets ETF	0.65%	March 31, 2023
NYLI MacKay Muni Insured ETF	0.30%	August 31, 2022
NYLI MacKay Muni Intermediate ETF	0.30%	August 31, 2022
NYLI MacKay Core Plus Bond ETF	0.39%	August 31, 2022
NYLI MacKay California Muni Intermediate ETF	0.35%	August 31, 2022
NYLI MacKay High Income ETF	0.40%	September 29, 2022
NYLI Winslow Large Cap Growth ETF	0.60%	April 8, 2022
NYLI Winslow Focused Large Cap Growth ETF	0.65%	April 8, 2022
NYLI MacKay Securitized Income ETF	0.40%	May 1, 2024

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